Exhibit 10.41

Dominion Resources, Inc.

Non-Employee Directors’ Annual Compensation

As of December 31, 2006

Annual Retainer	Amount
Service as Director	$80,000 ($40,000 cash; $40,000 stock)
Eligible and New Directors	$40,000 stock
Service as Audit Committee or Compensation, Governance and Nominating Committee Chair	$15,000
Service as Finance and Risk Oversight Committee Chair	$ 5,000

Meeting Fees
Board meetings	$2,000 per meeting
Audit and Compensation, Governance and Nominating Committee meetings	$2,000 per meeting
Finance and Risk Oversight Committee meetings	$1,500 per meeting